Exhibit 99.1

CONTACT:	Investor Relations	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES THIRD QUARTER 2012 RESULTS

Third Quarter 2012 Highlights

•	Earnings of $40.0 million or $0.35 per diluted common share

•	Average financing spreads on residential mortgage investments decreased 20 basis points to 1.30%

•	Book value increased $0.65 to $13.88 per common share

•	Portfolio leverage remained relatively stable at approximately eight times long-term investment capital

•	Operating costs as a percentage of average long-term investment capital decreased 18 basis points to 0.88%

DALLAS – October 24, 2012 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today reported net income of $40,037,000 or $0.35 per diluted common share for the quarter ended September 30, 2012. This compares to net income of $43,335,000 or $0.40 per diluted common share for the quarter ended June 30, 2012. The Company paid a third quarter 2012 dividend of $0.36 per common share on October 19, 2012.

Third Quarter Earnings and Related Discussion

Capstead Mortgage Corporation, formed in 1985 and based in Dallas, Texas, is a self-managed real estate investment trust for federal income tax purposes. Capstead earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. For the quarter ended September 30, 2012, the Company reported net interest margins of $43,556,000 compared to $47,325,000 for the quarter ended June 30, 2012. Financing spreads on residential mortgage investments averaged 1.30% during the third quarter of 2012, a decline of 20 basis points from financing spreads earned during the second quarter of 2012. Financing spreads on residential mortgage investments is a non-GAAP financial measure based solely on yields on the Company’s residential mortgage investments, net of borrowing rates on repurchase arrangements and similar borrowings, adjusted for currently-paying interest rate swap agreements held for hedging purposes – see page 10 for further information.

Yields on Capstead’s residential mortgage investments averaged 1.86% during the third quarter of 2012, a decrease of 18 basis points from yields reported for the second quarter of 2012. Yields were negatively impacted primarily by higher investment premium amortization resulting from higher levels of mortgage prepayments. Yields also reflect declines in weighted average coupons on the Company’s holdings of currently resetting ARM securities in large part because of recent declines in underlying indices, even as an increasing number of mortgage loans underlying these securities approach fully-indexed levels. Mortgage prepayments expressed as a constant prepayment rate, or CPR, averaged 18.7% during the third quarter of 2012, compared to a CPR of 15.9% during the second quarter of 2012. The Company acquired $1.20 billion (principal amount) of agency-guaranteed ARM securities during the third quarter, most of which were longer-to-reset ARM securities, contributing to a $514 million increase in the portfolio to $14.31 billion at quarter-end.

The following table illustrates the progression of Capstead’s portfolio of residential mortgage investments for the quarter and nine months ended September 30, 2012 (dollars in thousands):

	Quarter Ended September 30, 2012	Nine Months Ended September 30, 2012
Residential mortgage investments, beginning of period	$13,799,487	$12,264,906
Increase in unrealized gains on securities classified as available-for-sale	66,910	134,583
Portfolio acquisitions (principal amount) at average lifetime purchased yields of 2.01% and 2.20%	1,197,496	3,778,048
Investment premiums on acquisitions	53,866	158,103
Portfolio runoff (principal amount)	(777,400)	(1,955,086)
Investment premium amortization	(27,151)	(67,346)

Residential mortgage investments, end of period	$14,313,208	$14,313,208

Average residential mortgage investments outstanding during the indicated periods	$13,989,176	$13,250,676

Interest rates on repurchase arrangements and similar borrowings, adjusted for currently-paying interest rate swap agreements held as hedges against changes in short-term interest rates, averaged 0.56% during the third quarter of 2012, an increase of two basis points over borrowing rates incurred during the second quarter of 2012, reflecting higher borrowing rates on repurchase arrangements. At September 30, 2012 repurchase arrangements and similar borrowings totaled $13.25 billion, consisting primarily of 30-day borrowings with 24 counterparties and rates averaging 0.41%, before consideration of related interest rate swap agreements. As of September 30, 2012 the Company held currently-paying swap agreements requiring the payment of fixed rates of interest averaging 0.78% on notional amounts totaling $3.70 billion with average remaining interest-payment terms of ten months. Additionally, the Company had entered into forward-starting swap agreements with notional amounts totaling $2.30 billion as of quarter-end that will begin requiring interest payments at fixed rates averaging 0.50% for two-year periods that commence on various dates between October 2012 and October 2013, with an average expiration of 29 months. Variable payments, typically based on one-month LIBOR, that are received by the Company under interest rate swap agreements tend to offset a significant portion of the interest owed on a like amount of the Company’s borrowings under repurchase arrangements.

During the third quarter of 2012, Capstead’s long-term investment capital, which consists of common and perpetual preferred stockholders’ equity and long-term unsecured borrowings (net of related investments in statutory trusts) increased by $83 million to $1.66 billion at quarter-end, primarily as a result of higher portfolio pricing levels. The portfolio was valued at 105.79 at September 30, 2012, an increase of 53 basis points during the quarter, in large part due to continued weak economic conditions and greater expectations for an extended period of low market interest rates. Portfolio leverage (borrowings under repurchase arrangements divided by long-term investment capital) remained relatively stable at 7.96 to one at September 30, 2012 compared to 8.05 to one at June 30, 2012.

Operating costs as a percentage of average long-term investment capital declined to 0.88% during the third quarter of 2012 compared to 1.06% during the second quarter of 2012, due to increases during the year in long-term investment capital as well as lower compensation-related accruals. Compensation-related expense, a significant portion of which is performance-based, increases or decreases with changes in earnings.

Common Equity Issuances

During the third quarter of 2012 Capstead raised $21 million in new common equity capital, after underwriting discounts and offering expenses, by issuing 1.5 million common shares at an average price of $13.93 per share, after expenses, through the Company’s at-the-market, continuous offering program. Year-to-date the Company raised $142 million by issuing 10.5 million common shares at an average price of $13.52 per share under this program. The Company may raise additional capital in future periods using this program subject to market conditions and blackout periods associated with the dissemination of earnings and dividend announcements and other important Company-specific news.

Book Value per Common Share

Nearly all of Capstead’s residential mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and are therefore included in the calculation of book value per common share. The fair value of these investments is impacted by market conditions, including changes in interest rates, and the availability of financing at reasonable rates and leverage levels, among other factors. The Company’s investment strategy attempts to mitigate these risks by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of Capstead’s portfolio is considerably less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to portfolios containing a significant amount of non-agency and/or fixed-rate mortgage securities.

The following table illustrates the progression of Capstead’s book value per outstanding common share (calculated assuming liquidation preferences for the Series A and B preferred shares) for the quarter and nine months ended September 30, 2012:

	Quarter Ended September 30, 2012	Nine Months Ended September 30, 2012
Book value per common share, beginning of period	$13.23	$12.52
Capital transactions:
Accretion from capital raises	0.01	0.11
Increase related to stock awards	—	0.01
Dividend distributions in excess of earnings	(0.01)	(0.02)
Increase in fair value of mortgage securities classified as available-for-sale	0.68	1.36
Increase (decrease) in fair value of interest rate swap agreements designated as cash flow hedges of:
Repurchase arrangements and similar borrowings	(0.05)	(0.09)
Unsecured borrowings	0.02	(0.01)

Book value per common share, end of period	$13.88	$13.88

Increase in book value per common share during the indicated periods	$0.65	$1.36

Management Remarks

Commenting on current operating and market conditions, Andrew F. Jacobs, President and Chief Executive Officer, said, “With the apparent weakening of the global economy and the recent announcement by the Federal Reserve Open Market Committee of a significant new fixed-rate mortgage bond buying program referred to as QE3, pricing in the secondary markets for agency-guaranteed residential mortgage securities of all durations, including ARM securities, has risen considerably. While favorable to reported book values, higher pricing levels contribute to lower yields on new acquisitions and puts upward pressure on mortgage prepayment rates as mortgage originators begin offering lower mortgage rates to consumers. During the third quarter the portfolio increased $514 million to $14.31 billion while portfolio leverage declined slightly to 7.96 times our long-term investment capital, from 8.05 times at June 30, 2012 in large part due to increases in our book value as a result of higher portfolio values. In our view, leverage of approximately eight to one represents an appropriate and prudent use of leverage for an agency-guaranteed residential ARM securities portfolio in today’s market conditions.

“Mortgage prepayments for the third quarter of 2012 increased approximately 2.8 CPR to 18.7% CPR quarter over quarter reflecting lower prevailing mortgage interest rates available to consumers as well as higher seasonal prepayment patterns. This increase in prepayments contributed to over $5 million in additional investment premium amortization, which negatively impacted portfolio yields and net interest margins for the quarter. While mortgage interest rates may continue declining as a consequence of QE3, we believe certain characteristics of our portfolio lessen the risk of experiencing sharply higher prepayment levels. Central to this belief, and the fundamental difference between our investment portfolio and those of our peers, is our focus on investing solely in ARM securities. As of the end of the third quarter our portfolio was backed by mortgages requiring borrowers to make payments predicated on rates averaging a relatively low 3.37%, of which 56% were originated prior to 2009. Mortgage prepayments on securities backed by more seasoned loans have been partially suppressed by low housing prices and credit problems being experienced by many of these borrowers, even as prepayments on newer originations have increased. As a result, many borrowers with mortgage loans underlying securities in our portfolio lack the ability to meaningfully lower their mortgage payments even if they can overcome all of these impediments to refinancing. For these reasons, we expect mortgage prepayments will remain at manageable levels.

“With the weighted average coupons of an increasing number of mortgage loans underlying our current-reset ARM securities approaching fully-indexed levels, we anticipate the impact to portfolio yields from coupon resets to be relatively modest in the coming quarters, absent significant declines in six- and twelve-month indices. Though slightly higher during the third quarter, our borrowing costs remained largely in check reflecting market expectations that short-term interest rates may stay at extremely low levels into 2015. This has allowed us the opportunity to continue to enter into forward-starting two-year interest rate swap agreements at rates considerably lower than our currently-paying swaps, most of which mature in 2013.

“We remain confident in and focused on our investment strategy of managing a conservatively leveraged portfolio of agency-guaranteed residential ARM securities that can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, October 25, 2012 at 9:00 a.m. ET. The conference call may be accessed by dialing toll free (877) 317-6789 in the U.S., (866) 605-3852 for Canada, or (412) 317-6789 for international callers. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days. A replay of the call will be available through November 26, 2012 by dialing toll free (877) 344-7529 in the U.S. or (412) 317-0088 for international callers and entering conference number 10019131.

Cautionary Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. Forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;

•	fluctuations in interest rates and levels of mortgage prepayments;

•	the effectiveness of risk management strategies;

•	the impact of differing levels of leverage employed;

•	liquidity of secondary markets and credit markets;

•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;

•	the availability of new investment capital;

•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;

•	changes in legislation or regulation affecting Fannie Mae, Freddie Mac and similar federal government agencies and related guarantees;

•	deterioration in credit quality and ratings of existing or future issuances of Fannie Mae, Freddie Mac or Ginnie Mae securities;

•	changes in legislation or regulation affecting exemptions for mortgage REITs from regulation under the Investment Company Act of 1940; and

•	increases in costs and other general competitive factors.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties which could cause actual results to be significantly different from those expressed or implied by any forward-looking statements included herein. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios and per share amounts)

	September 30, 2012	December 31, 2011
	(unaudited)
Assets
Residential mortgage investments ($13.93 and $11.93 billion pledged under repurchase arrangements at September 30, 2012 and December 31, 2011, respectively)	$14,313,208	$12,264,906
Cash collateral receivable from interest rate swap counterparties	57,737	48,505
Interest rate swap agreements at fair value	24	617
Cash and cash equivalents	500,741	426,717
Receivables and other assets	140,727	100,760
Investments in unconsolidated affiliates	3,117	3,117

	$15,015,554	$12,844,622

Liabilities
Repurchase arrangements and similar borrowings	$13,250,488	$11,352,444
Interest rate swap agreements at fair value	41,199	31,348
Unsecured borrowings	103,095	103,095
Common stock dividend payable	36,173	38,184
Accounts payable and accrued expenses	20,772	26,844

	13,451,727	11,551,915

Stockholders’ equity
Preferred stock—$0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 186 shares issued and outstanding ($3,054 and $3,056 aggregate liquidation preference) at September 30, 2012 and December 31, 2011, respectively	2,604	2,605
$1.26 Cumulative Convertible Preferred Stock, Series B, 16,493 and 16,184 shares issued and outstanding ($187,692 and $184,175 aggregate liquidation preference) at September 30, 2012 and December 31, 2011, respectively	186,388	181,909
Common stock—$0.01 par value; 250,000 shares authorized:
98,956 and 88,287 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	990	883
Paid-in capital	1,400,514	1,257,653
Accumulated deficit	(354,883)	(354,883)
Accumulated other comprehensive income	328,214	204,540

	1,563,827	1,292,707

	$15,015,554	$12,844,622

Long-term investment capital (Stockholders’ equity and unsecured borrowings net of investments in related unconsolidated affiliates) (unaudited)	$1,663,805	$1,392,685
Portfolio leverage (Repurchase arrangements and similar borrowings divided by long-term investment capital) (unaudited)	7.96:1	8.15:1
Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for the Series A and B preferred stock) (unaudited)	$13.88	$12.52

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Interest income:
Residential mortgage investments	$63,463	$62,890	$194,983	$179,167
Other	154	59	480	230

	63,617	62,949	195,463	179,397

Interest expense:
Repurchase arrangements and similar borrowings	(17,875)	(15,744)	(48,429)	(41,772)
Unsecured borrowings	(2,186)	(2,186)	(6,560)	(6,560)
Other	—	—	—	(5)

	(20,061)	(17,930)	(54,989)	(48,337)

	43,556	45,019	140,474	131,060

Other revenue (expense):
Miscellaneous other revenue (expense)	9	(109)	(147)	(926)
Incentive compensation	(781)	(1,429)	(3,614)	(4,149)
Salaries and benefits	(1,696)	(1,631)	(5,205)	(5,004)
Other general and administrative expense	(1,115)	(911)	(3,160)	(2,939)

	(3,583)	(4,080)	(12,126)	(13,018)

Income before equity in earnings of unconsolidated affiliates	39,973	40,939	128,348	118,042

Equity in earnings of unconsolidated affiliates	64	64	194	194

Net income	$40,037	$41,003	$128,542	$118,236

Net income available to common stockholders:
Net income	$40,037	$41,003	$128,542	$118,236
Less cash dividends paid on preferred shares	(5,270)	(5,105)	(15,751)	(15,223)

	$34,767	$35,898	$112,791	$103,013

Net income per common share:
Basic	$0.35	$0.43	$1.20	$1.33
Diluted	0.35	0.43	1.20	1.32

Weighted average common shares outstanding:
Basic	98,071	83,682	93,808	77,391
Diluted	98,512	84,068	94,236	77,774

Cash dividends declared per share:
Common	$0.360	$0.440	$1.190	$1.330
Series A Preferred	0.400	0.400	1.200	1.200
Series B Preferred	0.315	0.315	0.945	0.945

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE ANALYSIS

(dollars in thousands, unaudited)

	September 30, 2012					December 31, 2011
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a) (b)
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Current-reset ARMs	$7,138,994	$176,570	$7,315,564	$7,580,058	$264,494	$194,586
Longer-to-reset ARMs	4,748,234	187,016	4,935,250	5,006,183	70,933	21,148
Fixed-rate	86	—	86	92	6	8
Ginnie Mae:
Current-reset ARMs	729,351	16,575	745,926	760,018	14,092	7,533
Longer-to-reset ARMs	898,895	33,757	932,652	952,409	19,757	11,424

	$13,515,560	$413,918	$13,929,478	$14,298,760	$369,282	$234,699

Interest rate swap positions (c)			$6,100,000	$(41,175)	$(41,068)	$(30,159)

(a)	Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Residential mortgage securities classified as held-to-maturity with a cost basis of $6 million and unsecuritized investments in residential mortgage loans with a cost basis of $8 million are not subject to mark-to-market accounting and therefore have been excluded from this analysis.
(b)	Capstead classifies its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates (see page 11 of this release for further information).
(c)	To help mitigate exposure to higher short-term interest rates, Capstead typically uses currently-paying and forward-starting one- and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements with two-year interest payment terms (or longer-term committed borrowings, if available at attractive rates and terms). Additionally, the Company has entered into three forward-starting swap agreements with notional amounts totaling $100 million and terms coinciding with the variable-rate terms of the Company’s long-term unsecured borrowings that begin in 2015 and 2016 and end with their maturities in 2035 and 2036. Swap positions are carried on the balance sheet at fair value with related unrealized gains or losses arising while designated as cash flow hedges for accounting purposes reflected as a component of Accumulated other comprehensive income in Stockholders’ equity and related hedge ineffectiveness recognized in Interest expense. As of September 30, 2012, these swap positions had the following characteristics (in thousands):

Period of Contract Expiration	Notional Amount	Average Fixed Rate Payment Requirement	Fair Value	Unrealized Gains (Losses)
Currently-paying two-year contracts:
First quarter 2013	$1,100,000	0.81%	$(2,442)	$(2,436)
Second quarter 2013	700,000	0.96	(3,382)	(3,375)
Third quarter 2013	300,000	0.87	(1,778)	(1,764)
Fourth quarter 2013	800,000	0.78	(4,795)	(4,731)
First quarter 2014	200,000	0.60	(932)	(927)
Second quarter 2014	400,000	0.51	(1,600)	(1,573)
Third quarter 2014	200,000	0.51	(899)	(899)

	3,700,000	0.78	(15,828)	(15,705)

Forward-starting two-year contracts:
Fourth quarter 2014	500,000	0.58	(3,108)	(3,108)
First quarter 2015	1,100,000	0.50	(4,179)	(4,179)
Second quarter 2015	200,000	0.43	(300)	(300)
Third quarter 2015	400,000	0.47	(522)	(522)
Fourth quarter 2015	100,000	0.41	24	8

	$6,000,000		$(23,913)	$(23,806)

Forward-starting contracts expiring in 2035 and 2036 related to unsecured borrowings	$100,000	4.09	$(17,262)	$(17,262)

After consideration of related swap positions, the Company’s residential mortgage investments and related borrowings under repurchase arrangements had durations as of September 30, 2012 of approximately 10 1/2 and 8 months, respectively, for a net duration gap of approximately 2 1/2 months. Duration is a measure of market price sensitivity to interest rate movements.

CAPSTEAD MORTGAGE CORPORATION

FINANCING SPREAD ANALYSIS

(unaudited)

	2012			2011
	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Yields on residential mortgage investments:(a)
Cash yields	2.65%	2.71%	2.74%	2.77%	2.84%	2.97%	2.94%
Investment premium amortization	(0.79)	(0.67)	(0.60)	(0.66)	(0.67)	(0.59)	(0.58)
Adjusted yields	1.86	2.04	2.14	2.11	2.17	2.38	2.36
Related borrowing rates:(b)
Unhedged borrowing rates	0.41	0.37	0.32	0.32	0.25	0.25	0.29
Fixed swap rates	0.78	0.80	0.85	0.90	0.98	1.02	1.07
Adjusted borrowing rates	0.56	0.54	0.49	0.54	0.57	0.55	0.59
Financing spreads on residential mortgage investments	1.30	1.50	1.65	1.57	1.60	1.83	1.77

(a)	Cash yields are based on the cash component of interest income. Investment premium amortization is determined using the interest method and incorporates actual and anticipated future mortgage prepayments. Both are expressed as a percentage calculated on an annualized basis on average amortized cost basis for the indicated periods.
(b)	Unhedged borrowing rates represent average rates on repurchase agreements and similar borrowings. Fixed swap rates represent the average fixed rates on currently-paying interest rate swap agreements used to hedge short-term borrowing rates. Adjusted borrowing rates reflect unhedged borrowing rates and swap rates as well as differences between variable rate payments received on the Company’s currently-paying swap agreements, which typically are based on one-month LIBOR, and unhedged borrowing rates as well as any measured hedge ineffectiveness, calculated on an annualized basis on average outstanding balances for the indicated periods.

Financing spreads on residential mortgage investments, a non-GAAP financial measure, differs from total financing spreads, an all-inclusive GAAP measure, that is based on all interest-earning assets and all interest-paying liabilities. The Company believes that presenting financing spreads on residential mortgage investments provides useful information for evaluating the performance of the Company’s portfolio. The following reconciles these two measures.

	2012			2011
	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Financing spreads on residential mortgage investments	1.30%	1.50%	1.65%	1.57%	1.60%	1.83%	1.77%
Impact of yields on other interest- earning assets*	(0.05)	(0.06)	(0.06)	(0.04)	(0.05)	(0.04)	(0.05)
Impact of borrowing rates on unsecured borrowings and other interest-paying liabilities*	(0.06)	(0.07)	(0.07)	(0.07)	(0.08)	(0.09)	(0.10)
Total financing spreads	1.19	1.37	1.52	1.46	1.47	1.70	1.62

*	Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of long-term unsecured borrowings (at a borrowing rate of 8.49%) that the Company considers a component of its long-term investment capital and cash collateral payable to interest rate swap counterparties.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of September 30, 2012)

(dollars in thousands, unaudited)

ARM Type (a)	Amortized Cost Basis (b)	Net WAC (c)	Fully Indexed WAC (c)	Average Net Margins (c)	Average Periodic Caps (c)	Average Lifetime Caps (c)	Months To Roll (a)
Current-reset ARMs:
Fannie Mae Agency Securities	$5,369,945	2.48%	2.38%	1.70%	3.19%	10.18%	5.0
Freddie Mac Agency Securities	1,945,619	2.83	2.52	1.84	2.08	10.66	6.2
Ginnie Mae Agency Securities	745,926	2.46	1.70	1.51	1.02	9.32	6.6
Residential mortgage loans	5,159	3.51	2.45	2.04	1.49	10.97	4.5

	8,066,649	2.56	2.35	1.71	2.73	10.21	5.4

Longer-to-reset ARMs:
Fannie Mae Agency Securities	3,034,453	3.00	2.74	1.77	4.80	8.06	44.2
Freddie Mac Agency Securities	1,900,797	2.97	2.80	1.84	4.91	8.00	49.8
Ginnie Mae Agency Securities	932,652	3.04	1.69	1.51	1.02	8.07	32.6

	5,867,902	3.00	2.59	1.75	4.24	8.04	44.1

	$13,934,551	2.74	2.45	1.73	3.36	9.30	21.6

Gross WAC (rate paid by borrowers) (d)		3.37

(a)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities). Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.
(b)	Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses. As of September 30, 2012, the ratio of amortized cost basis to related unpaid principal balance for the Company’s ARM securities was 103.06. This table excludes $3 million in fixed-rate Agency Securities, $3 million in fixed-rate residential mortgage loans and $3 million in private residential mortgage pass-through securities held as collateral for structured financings.
(c)	Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments. Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date. Average net margins represent the weighted average levels over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime limits, or caps, on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans. ARM securities issued by the GSEs with initial fixed-rate periods of five years or longer typically have 500 basis point initial caps with 200 basis point periodic caps. Additionally, certain ARM securities held by the Company are subject only to lifetime caps or were not subject to a cap. For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less related current net WAC, for ARM securities subject only to lifetime caps. At quarter-end, 80% of current-reset ARMs were subject to periodic caps averaging 1.85%; 4% were subject to initial caps averaging 2.42%; 15% were subject to lifetime caps, less related current net WAC, averaging 7.56%; and 1% were not subject to a cap. All longer-to-reset ARM securities at September 30, 2012 were subject to initial caps.
(d)	Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.